Exhibit 99.1

The Chefs’ Warehouse Reports Second Quarter 2020 Financial Results
Available liquidity of approximately $241.8 million
Ridgefield, CT, July 29, 2020 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its second quarter ended June 26, 2020.

Financial highlights for the second quarter of 2020 compared to the second quarter of 2019:

•Net sales decreased 51.3% to $200.5 million for the second quarter of 2020 from $411.4 million for the second quarter of 2019.
•GAAP net loss was $20.3 million, or $(0.57) per diluted share, for the second quarter of 2020 compared to net income of $7.7 million, or $0.26 per diluted share, in the second quarter of 2019.
•Adjusted EPS1 was $(0.52) for the second quarter of 2020 compared to $0.33 for the second quarter of 2019.
•Adjusted EBITDA1 was $(13.7) million for the second quarter of 2020 compared to $26.0 million for the second quarter of 2019.
•The Company had approximately $210.0 million of cash on the balance sheet and $31.8 million of availability on its asset-based loan facility as of July 24, 2020.

“The second quarter was one of the most challenging quarters in our company’s history,” said Chris Pappas, Chairman and Chief Executive Officer of the Company. “Our company focus was centered on the safety of our teams and supporting our customer and supplier partners during the gradual transition by restaurants to limited service, take-out and curbside operations. In addition, we continued developing and enhancing our emerging direct-to-consumer “Shop Like a Chef” platform. Despite our largest markets being closed for in-room dining, we saw gradual improvement from April activity averaging approximately 40% of prior-year revenue to June averaging approximately 60% of prior-year revenue. In addition to the impacts of COVID-19, expected openings in certain key markets were further delayed due to the widespread social protest activity across our network. During the quarter, we took a number of important steps to strengthen our balance sheet and right-size our cost structure to ensure Chefs’ will eventually be back on the path to growth and improving profitability that we were on prior to this period of volatility and uncertainty driven by COVID-19.”

Second Quarter Fiscal 2020 Results

Net sales for the quarter ended June 26, 2020 decreased 51.3% to $200.5 million from $411.4 million for the quarter ended June 28, 2019. Organic revenue declined $237.6 million, or 57.8% versus the prior year quarter. Sales growth of $26.7 million, or 6.5%, resulted from acquisitions. Organic case count declined approximately 68.3% in the Company’s specialty category with unique customers and placements declines at 56.3% and 69.1%, respectively, compared to the prior year quarter. Pounds sold in the Company’s center-of-the-plate category decreased approximately 51.3% compared to the prior year quarter. Estimated inflation was 0.2% in the Company’s specialty categories and was 6.7% in the center-of-the-plate categories compared to the prior year quarter.
Gross profit decreased approximately 55.4% to $47.4 million for the second quarter of 2020 from $106.5 million for the second quarter of 2019. Gross profit margin decreased approximately 222 basis points to 23.7% from 25.9%. Gross margins in the Company’s specialty category decreased 641 basis points and
1EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS to these measures’ most directly comparable GAAP measure.

gross margins increased 212 basis points in the Company’s center-of-the-plate category compared to the prior year quarter. Total gross profit results include an increase in valuation adjustments of approximately $5.5 million related to estimated inventory losses due to the expected extended impact of COVID-19 on certain markets and customer openings.

Total operating expenses decreased by approximately 19.9% to $72.8 million for the second quarter of 2020 from $90.9 million for the second quarter of 2019. As a percentage of net sales, operating expenses were 36.3% in the second quarter of 2020 compared to 22.1% in the second quarter of 2019. Lower costs associated with compensation and benefits and lower distribution related costs were the primary drivers of the decrease in operating expenses in the quarter.

Operating loss for the second quarter of 2020 was $25.4 million compared to operating income of $15.5 million for the second quarter of 2019. The decrease in operating income was driven primarily by lower gross profit, offset in part by lower operating expenses, as discussed above. As a percentage of net sales, operating loss was 12.6% in the second quarter of 2020 as compared to operating income of 3.8% in the second quarter of 2019.

Total interest expense increased to $5.8 million for the second quarter of 2020 compared to $4.8 million for the second quarter of 2019. The increase was primarily due to $1.2 million in one-time third-party costs incurred during the second quarter of 2020 in connection with the extension of a majority of the Company’s senior secured term loans.

Net loss for the second quarter of 2020 was $20.3 million, or $(0.57) per diluted share, compared to net income of $7.7 million, or $0.26 per diluted share, for the second quarter of 2019.

Adjusted EBITDA1 was $(13.7) million for the second quarter of 2020 compared to $26.0 million for the second quarter of 2019. For the second quarter of 2020, adjusted net loss1 was $18.7 million, or $(0.52) per diluted share compared to adjusted net income of $9.8 million, or $0.33 per diluted share for the second quarter of 2019.

As of July 24, 2020, the Company had approximately $241.8 million of available liquidity comprised of $210.0 million in cash and $31.8 million of availability under the Company’s ABL Credit Facility. Net debt as of July 24 2020 was approximately $193.3 million, inclusive of cash and cash equivalents.

Full Year 2020 Guidance

Due to the continued uncertainty regarding the pace of economic recovery and the lifting of in-dining restrictions across our markets, the Company will not be providing guidance for 2020. The Company will look to provide guidance as it gains more clarity on the expected length of the economic downturn and the outlook for customer re-openings.

Second Quarter 2020 Earnings Conference Call

The Company will host a conference call to discuss second quarter 2020 financial results today at 8:30 a.m. EST. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com/. An online archive of the webcast will be available on the Company’s investor relations website for 30 days.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; our ability to expand our operations in our existing markets and to penetrate new markets through acquisitions; we may not achieve the benefits expected from our acquisitions, which could adversely impact our business and operating results; we may have difficulty managing and facilitating our future growth; conditions beyond our control could materially affect the cost and/or availability of our specialty food products or center-of-the-plate products and/or interrupt our distribution network; our increased distribution of center-of-the-plate products, like meat, poultry and seafood, involves increased exposure to price volatility experienced by those products; our business is a low-margin business and our profit margins may be sensitive to inflationary and deflationary pressures; because our foodservice distribution operations are concentrated in certain culinary markets, we are susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on our business, financial condition or results of operations; our ability to raise capital in the future may be limited; we may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all; interest charged on our outstanding debt may be adversely affected by changes in the method of determining London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with an alternative rate; our business operations and future development could be significantly disrupted if we lose key members of our management team; and significant public health epidemics or pandemics, including COVID-19, may adversely affect our business, results of operations and financial condition. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factorsis contained in the Company’s most recent annual report on Form 10-K filed with the SEC on February 24, 2020 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 55,000 products to more than 34,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2020	June 28, 2019	June 26, 2020	June 28, 2019
Net sales	$200,496	$411,420	$575,927	$768,447
Cost of sales	153,057	304,945	437,587	571,783
Gross profit	47,439	106,475	138,340	196,664

Operating expenses	72,847	90,939	180,764	174,978
Operating (loss) income	(25,408)	15,536	(42,424)	21,686

Interest expense	5,772	4,845	10,896	9,396
Loss on asset disposal	1	6	43	40
(Loss) income before income taxes	(31,181)	10,685	(53,363)	12,250

Provision for income tax (benefit) expense	(10,847)	2,939	(18,944)	3,370

Net (loss) income	$(20,334)	$7,746	$(34,419)	$8,880

Net (loss) income per share:
Basic	$(0.57)	$0.26	$(1.05)	$0.30
Diluted	$(0.57)	$0.26	$(1.05)	$0.30

Weighted average common shares outstanding:
Basic	35,759,193	29,527,167	32,672,876	29,492,138
Diluted	35,759,193	29,848,285	32,672,876	29,844,614

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 26, 2020 AND DECEMBER 27, 2019
(in thousands)

	June 26, 2020	December 27, 2019
	(unaudited)
Cash and cash equivalents	$201,824	$140,233
Accounts receivable, net	105,125	175,044
Inventories, net	96,627	124,056
Prepaid expenses and other current assets	27,711	13,823
Total current assets	431,287	453,156

Equipment, leasehold improvements and software, net	121,175	92,846
Operating lease right-of-use assets	122,881	127,649
Goodwill	214,561	197,743
Intangible assets, net	142,355	138,751
Other assets	3,141	3,534
Total assets	$1,035,400	$1,013,679

Accounts payable	$60,878	$94,097
Accrued liabilities	28,368	29,847
Short-term operating lease liabilities	17,968	17,453
Accrued compensation	8,550	8,033
Current portion of long-term debt	5,905	721
Total current liabilities	121,669	150,151

Long-term debt, net of current portion	397,818	386,106
Operating lease liabilities	115,757	120,572
Deferred taxes, net	5,069	10,883
Other liabilities	7,770	10,034
Total liabilities	648,083	677,746

Preferred stock	—	—
Common stock	378	304
Additional paid in capital	298,230	212,240
Cumulative foreign currency translation adjustment	(2,309)	(2,048)
Retained earnings	91,018	125,437
Stockholders’ equity	387,317	335,933

Total liabilities and stockholders’ equity	$1,035,400	$1,013,679

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE TWENTY-SIX WEEKS ENDED JUNE 26, 2020 AND JUNE 28, 2019
(unaudited, in thousands)

	June 26, 2020	June 28, 2019
Cash flows from operating activities:
Net (loss) income	$(34,419)	$8,880

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	9,675	6,055
Amortization of intangible assets	6,720	6,184
Provision for allowance for doubtful accounts	19,611	1,914
Non-cash operating lease expense	463	1,151
Deferred taxes	(5,814)	1,332
Amortization of deferred financing fees	1,478	1,044
Stock compensation	2,850	2,003
Change in fair value of contingent earn-out liabilities	(6,649)	2,795
Loss on asset disposal	43	40
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	70,483	7,424
Inventories	34,877	(7,965)
Prepaid expenses and other current assets	(9,460)	(640)
Accounts payable, accrued liabilities and accrued compensation	(43,398)	(5,482)
Other assets and liabilities	1,119	(2,845)
Net cash provided by operating activities	47,579	21,890

Cash flows from investing activities:
Capital expenditures	(4,400)	(8,549)
Cash paid for acquisitions, net of cash received	(63,450)	(28,292)
Net cash used in investing activities	(67,850)	(36,841)

Cash flows from financing activities:
Payment of debt, finance lease and other financing obligations	(37,439)	(1,716)
Proceeds from the issuance of common stock, net of issuance costs	85,941	—
Payment of deferred financing fees	(856)	—
Proceeds from exercise of stock options	—	558
Surrender of shares to pay withholding taxes	(2,727)	(868)
Cash paid for contingent earn-out liability	(2,927)	(200)
Borrowings under asset based loan facility	100,000	—
Payments under asset based loan facility	(60,000)	(960)
Net cash provided by (used in) financing activities	81,992	(3,186)

Effect of foreign currency translation on cash and cash equivalents	(130)	21

Net increase in cash and cash equivalents	61,591	(18,116)
Cash and cash equivalents at beginning of period	140,233	42,410
Cash and cash equivalents at end of period	$201,824	$24,294

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF GAAP NET (LOSS) INCOME PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2020	June 28, 2019	June 26, 2020	June 28, 2019
Numerator:
Net (loss) income	$(20,334)	$7,746	$(34,419)	$8,880
Denominator:
Weighted average basic common shares outstanding	35,759,193	29,527,167	32,672,876	29,492,138
Dilutive effect of unvested common shares	—	321,118	—	352,476
Weighted average diluted common shares outstanding	35,759,193	29,848,285	32,672,876	29,844,614

Net (loss) income per share:
Basic	$(0.57)	$0.26	$(1.05)	$0.30
Diluted	$(0.57)	$0.26	$(1.05)	$0.30

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET (LOSS) INCOME
(unaudited; in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2020	June 28, 2019	June 26, 2020	June 28, 2019
Net (loss) income	$(20,334)	$7,746	$(34,419)	$8,880
Interest expense	5,772	4,845	10,896	9,396
Depreciation	4,913	3,174	9,675	6,055
Amortization	3,422	3,307	6,720	6,184
Provision for income tax (benefit) expense	(10,847)	2,939	(18,944)	3,370
EBITDA (1)	(17,074)	22,011	(26,072)	33,885

Adjustments:
Stock compensation (2)	1,999	1,088	2,850	2,003
Duplicate rent (3)	698	163	1,396	163
Integration and deal costs/third party transaction costs (4)	506	32	940	210
Change in fair value of earn-out obligations (5)	163	2,688	(6,649)	2,795
Loss on asset disposal (6)	1	6	43	40
Moving expenses (7)	—	—	—	61

Adjusted EBITDA (1)	$(13,707)	$25,988	$(27,492)	$39,157

1.We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.Represents duplicate rent and occupancy costs for our Los Angeles, CA facility.
4.Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal and integration.
5.Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.
6.Represents the non-cash charge related to the disposal of certain equipment.
7.Represents moving expenses for the consolidation and expansion of our Ridgefield, CT and Toronto, Canada facilities.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED NET (LOSS) INCOME TO NET (LOSS) INCOME
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2020	June 28, 2019	June 26, 2020	June 28, 2019
Net (loss) income	$(20,334)	$7,746	$(34,419)	$8,880

Adjustments to Reconcile Net (Loss) Income to Adjusted Net (Loss) Income (1):
Duplicate rent (2)	698	163	1,396	163
Integration and deal costs/third party transaction costs (3)	506	32	940	210
Moving expenses (4)	—	—	—	61
Change in fair value of earn-out obligations (5)	163	2,688	(6,649)	2,795
Third party debt modification fees (6)	1,233	—	1,233	—
Loss on asset disposal (7)	1	6	43	40
Tax effect of adjustments (8)	(980)	(794)	1,078	(899)

Total adjustments	1,621	2,095	(1,959)	2,370

Adjusted net (loss) income	$(18,713)	$9,841	$(36,378)	$11,250

Diluted adjusted earnings per common share	$(0.52)	$0.33	$(1.11)	$0.38

Diluted shares outstanding - adjusted	35,759,193	29,848,285	32,672,876	29,844,614

1.We are presenting adjusted net income and adjusted earnings per common share (EPS), which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net income available to common stockholders and adjusted EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of adjusted net income available to common stockholders and adjusted EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.Represents duplicate rent and occupancy costs for our Los Angeles, CA facility.

3.Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal and integration.

4.Represents moving expenses for the consolidation and expansion of our Ridgefield, CT and Toronto, Canada facilities.

5.Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

6.Represents investment banking fees paid in connection with the modification of our senior secured term loan.

7.Represents the non-cash charge related to the disposal of certain equipment.

8.Represents the tax effect of items 2 through 7 above.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EARNINGS PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2020	June 28, 2019	June 26, 2020	June 28, 2019
Numerator:
Adjusted net (loss) income	$(18,713)	$9,841	$(36,378)	$11,250
Denominator:
Weighted average basic common shares outstanding	35,759,193	29,527,167	32,672,876	29,492,138
Dilutive effect of unvested common shares	—	321,118	—	352,476
Weighted average diluted common shares outstanding	35,759,193	29,848,285	32,672,876	29,844,614

Adjusted earnings per share:
Diluted	$(0.52)	$0.33	$(1.11)	$0.38